UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As has been previously disclosed by MEMC Electronic Materials, Inc. (“MEMC” or the “Company”), the Company and its subsidiary, MEMC Pasadena, Inc., have been parties to litigation commenced in 2006 by Semi-Materials Co., Ltd. (“Semi-Materials”) in the U.S. District Court for the Eastern District of Missouri related to a series of 2005 purchase orders for chunk polysilicon and polysilicon solar ingot.

This litigation resulted in a trial which commenced on February 22, 2011.  On March 2, 2011, the jury found for MEMC on the fraud and unjust enrichment claims made by Semi-Materials against the Company.  The jury found for Semi-Materials on the breach of contract claim, awarding damages to Semi-Materials of $19,042,000.  Approximately $5.1 million of this amount relates to an amount previously recorded by MEMC.  MEMC believes that the jury award was calculated not based on the actual harm suffered by Semi-Materials for the alleged failed deliveries, but based on the difference between the price under the alleged 2005 purchase orders and the price of polysilicon in November 2006 (after polysilicon prices had risen substantially throughout 2006).  MEMC believes that this verdict results in a windfall to Semi-Materials and intends to appeal the verdict.

Because the verdict was issued in the first quarter of 2011, notwithstanding the Company’s intention to appeal, MEMC anticipates that the verdict will result in a one-time charge against earnings in the first quarter of 2011 of approximately $14 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: March 3, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President, General Counsel and Corporate Secretary